EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Announces Its Initial NI 43-101 Compliant Gold Resource at Lookout Mountain (Revised)

Coeur d’Alene, Idaho – March 21, 2011 – This revision is made at the request of the Investment Industry Regulatory Organization of Canada (IIROC) and corrects the Company’s release this morning at 08:47 EDT as follows:  (a) names the qualified person responsible for the resource estimate at MDA, (b) includes quantity and grade of historic resources, (c) clarifies the reliability of the historic resources, and (d) removes the summation of current resources and historic resources.

Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today reported an initial National Instrument 43-101 compliant gold resource estimate at its Lookout Mountain Gold Project within the Company’s South Eureka Property, which lies along the Battle Mountain - Eureka Trend of central Nevada.

Timberline’s resource estimate at Lookout Mountain, which was prepared by Mine Development Associates (“MDA”) of Reno, Nevada, consists of 286,000 ounces of gold in the Measured & Indicated Resource(1) categories and 206,000 ounces of gold in the Inferred Resource(1) category, utilizing a cut-off grade of 0.006 ounces of gold per ton (opt) (0.21 grams per metric tonne (g/t)) for oxide material and 0.030 opt (1.03 g/t) for sulfide material.  The resource is comprised of approximately 80-percent oxide material and 20-percent sulfide material.  The complete technical report of MDA will be filed on SEDAR within 45 days.

Paul Dircksen, Timberline’s Executive Chairman stated, “We are extremely pleased with the results of our program at Lookout Mountain.  Our initial resource estimate validates previous work at Lookout Mountain, a project covering only a small portion of our 23 square-mile South Eureka property.  We are confident that our total gold resource at South Eureka will expand considerably as we explore other areas within the property, several of which have seen historic gold production, contain historic gold resources, and/or have demonstrated ore-grade gold mineralization upon prior drill testing.  This initial resource estimate, coupled with bench-scale metallurgical test results, will allow us to proceed with our Preliminary Economic Assessment with a goal of near-term gold production.  We believe that Lookout Mountain has the potential to host a low capital, low operating cost, open pit, run-of-mine, heap-leach gold operation.”

The Lookout Mountain resource area is within the 5-mile long Ratto Ridge structural zone, one of three distinct structural zones at South Eureka, and is open along strike both to the north and south.  Management believes that infill drilling along strike will expand the gold resource at Lookout Mountain.

The table below summarizes the MDA resource estimates at the cut-off grades noted below:

Lookout Mountain Gold Resource
Resource Category	Short Tons	Metric Tonnes	Ounces of Gold per Ton (opt)	Grams of Gold per Tonne (g/t)	Gold Ounces

Measured(1)	2,240,000	2,032,000	0.040	1.36	89,000
Indicated(1)	11,400,000	10,342,000	0.018	0.60	197,000
Measured & Indicated(1)	13,640,000	12,374,000	0.021	0.73	286,000

Inferred(2)	16,420,000	14,896,000	0.012	0.42	206,000

Notes:

1)

0.006 opt (0.21 g/t) cut-off applied to oxidized material to capture mineralization potentially available to open pit extraction and heap leach processing.

2)

0.030 opt (1.03 g/t) cut-off applied to unoxidized material to capture mineralization potentially available to open pit extraction and lower heap leach recoveries or sulfide processing.

3)

Rounding may cause apparent discrepancies.

4)

The effective date of the Lookout Mountain gold resources is February 15, 2011.

Please see the full MDA Resource Estimate with various cut-off grades at http://timberline-resources.com/main.php?page=165.

Timberline’s 23 square-mile South Eureka property is strategically located within the greater Eureka Mining District which has a recognized gold endowment of approximately four million ounces. South Eureka includes past-producing open pits, along with several areas containing historic, non-compliant, gold resources. These successfully drill-tested areas are combined and summarized in the table below.

Area	Category	Gold Ounces

Lookout Mountain	Measured & Indicated(1) - NI 43-101 Compliant	286,000
Lookout Mountain	Inferred(2) – NI 43-101 Compliant	206,000

Rocky Canyon	Historic (1,400,000 tons at 0.025 opt) (Alta Gold, 1998)	35,000
South Adit / Pinnacle Peak	Historic (1,814,000 tons at 0.033 opt) (Amselco, 1985 / Jonson, 1991)	60,000
Paroni-Windfall-Rustler	Historic (738,241 tons at 0.057 opt) (Cargill, 1988 / Reith 1996)	57,495

Note:  A qualified person has not done sufficient work to classify the historical estimates as current mineral resources.  The Company is not treating the historical estimates as current mineral resources and the historical estimates should not be relied upon.

Other areas of South Eureka that contain drill-indicated gold and are prioritized for future exploration and drilling include Pinnacle Peak, New York Canyon, Hoosac, Hamburg Ridge, Paige Corwin, and Secret Canyon.  Please see detailed maps at http://timberline-resources.com/main.php?page=165 for site locations.

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Paul Dircksen, Timberline’s Executive Chairman, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release. He has verified the drill results and other data disclosed in this news release, including sampling, analytical and test data.  Field work has been conducted under his supervision.  The Timberline sampling and analysis program included an industry standard QA/QC program.  After logging and cutting or dividing the sample intervals in half, the samples were picked up by Inspectorate America Corporation and taken to their ISO-9001 certified assay lab in Sparks, Nevada for analysis.  The samples were analyzed for gold using a standard 30g fire assay with an AA finish.  Samples returning a gold value in excess of 3 ppm were re-analyzed using a 30g fire assay with a gravimetric finish.

The Lookout Mountain mineral resources were modeled and estimated by MDA by evaluating the drill data statistically, utilizing geologic interpretations provided by Timberline to interpret gold mineral domains on cross sections spaced at 50- to 100-foot intervals across the extents of the Lookout Mountain mineralization, rectifying the mineral-domain interpretations on level plans spaced at 10-foot intervals, analyzing the modeled mineralization geostatistically to aid in the establishment of estimation parameters, and interpolating grades into a three-dimensional block model.  Mike Gustin is a Qualified Person as defined by National Instrument 43-101 and is responsible for the resource estimate.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is slated to commence early in 2012.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.  The Company also holds Timberline Drilling, a wholly-owned subsidiary that provides diamond drilling services and cash flow from underground and surface contract drilling operations.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

(1) Cautionary note to U.S. investors concerning estimates of measured and indicated resources: This press release uses the terms "measured resources", "indicated resources" and "measured & indicated resources." We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under United States Securities and Exchange Commission (“SEC”) Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

(2) Cautionary note to U.S. investors concerning estimates of inferred resources: This press uses the term "inferred resources". We advise U.S. investors that while this term is defined in and required by Canadian regulations, this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The term "contained gold ounces" used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to

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expand the South Eureka resource, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and PEA, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target,” "intend", “are confident” and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to timing and completion of the Company’s South Eureka drilling program, risks related to the timing and completion of a PEA on South Eureka, risks related to timing of production for the Butte Highlands project, risks related to targeted production at South Eureka, risks related to resource and reserve estimates, and other factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, Executive Chairman

Randy Hardy, CEO
Phone: 208.664.4859

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